EXHIBIT 11.1

COMPUTATION  OF  WEIGHTED  SHARES
      OUTSTANDING (CONTINUED)


      }
(1)   {For      the     periods
      subsequent  to the public
      offering,     outstanding
      convertible     preferred
      stock,    warrants    and
      options
    are  not considered for the
      purposes  of  calculating
      the    weighted    shares
      outstanding  since  these
      securities    are   anti-
      dilutive.

}(2){ The     Series    A    8%
      Redeemable    Convertible
      Preferred    Stock     of
      180,500  shares  would be
      converted  at  a  minimum
      into   1,640,909   Common
      Shares    assuming    the
      maximum  conversion price
      of $11 per  share  as  of
      March  31,  1995.  As  of
      March 31, 1996, 2,546,198
      shares are assumed  based
      on  actual  shares issued
      upon           conversion
      subsequent  to March  31,
      1996, and $9.00 per share
      for    those    preferred
      shares not converted.  As
      of March 31, 1997, all of
      the  Series  A  Preferred
      Stock was converted  into
      a   total   of  2,637,742
      shares   of  CAI   Common
      Stock.

}(3){ The    Series     B    6%
      Redeemable    Convertible
      Preferred Stock of 20,000
      shares was converted into
      271,739 Common  Shares in
      April   1995   which   is
      reflected as being issued
      on  March  8,  1995,  the
      date of issuance  of  the
      Series B Preferred Stock.
}

{
EXHIBIT 11.2

    CAI WIRELESS SYSTEMS, INC.

 COMPUTATION OF FULLY DILUTED LOSS
         PER COMMON SHARE


                                                                              Year ended         Year ended
                                                                            MARCH 31, 1996       MARCH 31, 1997
Loss applicable to common stock shareholders                         $  (46,864,532)          $  (95,309,477)
Less: Preferred stock dividends                                           5,878,960               13,011,270
  Net loss used to calculate fully diluted loss
  per common share, before adjustments                                  (40,985,572)             (82,298,207)
LESS:  ADJUSTMENTS:
  Interest expense on term notes assumed to be
  converted, net of deferred tax effect                                   2,432,557                3,431,000
  Interest expense reduction resulting from the
  assumed proceeds from exercise of warrants
  and options in excess of the 20% buyback
  applied against short and long term debt,
  net of deferred tax effect.  *                                          5,574,056                6,331,000
Adjusted net loss                                                      $(32,978,959)             $(72,496,207)
  Weighted average common and equivalent shares
  outstanding as of March 31, 1996 and 1997                              27,075,578                40,069,258
ADD SHARES ASSUMING CONVERSION OF:}
Warrants  **                                                              2,310,541                 2,852,453
Options  **                                                               1,274,134                 2,195,937
Series A preferred stock (Converted as of March                           2,546,158                         0
31, 1997)
Treasury stock repurchase with proceeds  **                              (3,075,454)              (8,108,108)
     Total before BANX                                                   30,130,957               37,009,540
  Assumed conversion of Term Note and Senior
  Preferred Stock - BANX (collectively 45%)**                            36,751,083               36,751,085
  Less shares assumed repurchased, with
  proceeds applicable to above **
Treasury stock repurchase 20% limit             7,565,896
Less amount used above                        (3,075,454)                (4,490,442)                       0
  BANX shares for a full year                                            32,260,641                        0
BANX shares outstanding for 184/366 days                                 16,218,464                        0
  Weighted average number of shares used to                                                       73,760,625
  compute fully diluted loss per share                                   46,349,421

WEIGHTED AVERAGE FULLY DILUTED LOSS PER SHARE                            $    (0.71)              $    (0.98)

*  Interest expense reduction
   resulting from excess
   proceeds (over 20% treasury
   stock purchase) used to
   reduce debt is limited to
   interest calculated at
   12 1/4 % per annum, of
   excess proceeds.
**  Treasury stock method used on
   options and warrants to the
   extent of their proceeds and
   then to the 20% limit on BANX.


This calculation is submitted in
accordance with Regulation S-K item
601(b)(11) although it is contrary
to paragraph 40 of APB Opinion No.
15 because it produces an anti-
dilutive result.